EXHIBIT 99.1

CORPORATE PARTICIPANTS
Brian Shipman Broadridge Financial Solutions, Inc. - Head of IR
Rich Daly Broadridge Financial Solutions, Inc. - President and CEO
Jim Young Broadridge Financial Solutions, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
David Togut Evercore ISI - Analyst
Chris Donat Sandler O'Neill & Partners - Analyst
Darrin Peller Barclays - Analyst
Peter Heckmann Avondale Partners - Analyst
Stephanie Davis JPMorgan - Analyst

PRESENTATION

Operator

Ladies and gentlemen, this is the operator.

(Operator Instructions)

At this time, I would like to welcome everyone to the Broadridge Financial Solutions second-quarter FY16 earnings conference call. I would like to inform you that this call is being recorded.

(Operator Instructions)

I will now turn the conference over to Brian Shipman, Head of Investor Relations. Please go ahead, sir.

Brian Shipman - Broadridge Financial Solutions, Inc. - Head of IR

Thank you. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the second quarter of FY16. This morning, I am here with Rich Daly, our President and Chief Executive Officer; and Jim Young, our Chief Financial Officer.

I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentations that accompany today's earnings call and webcast can be found on the Investor Relations page at Broadridge.com.

During today's conference call, we will discuss some forward-looking statements regarding Broadridge that involve risk. These risks are summarized on slide number 2. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our business.

Our non-GAAP FY16 earnings results and FY16 earnings guidance exclude the impact of acquisition amortization and other costs. These costs are significant and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge's underlying operating results. A description of any non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.

Rich Daly will start today's call with his opening remarks and will provide you with a summary of the financial highlights from the second quarter of FY16, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call.

Now I'll turn the call over to Rich. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks, Brian, and good morning, everyone.

Let's begin on slide 4 with the key points. I am pleased with our performance in the second quarter, which keeps us solidly on track for the full fiscal year. Our performance was driven by continued solid recurring revenue from new sales, contributions from our acquisitions made in FY15, and healthy event-driven activity. Overall, I am pleased with our first-half financial results. We continue to see solid recurring revenue growth, and we anticipate some acceleration in the second half of the year. Recurring revenues were up 8% for the quarter and are up 9% year to date versus the comparable periods in FY15. Given our solid first half of the fiscal year and the confidence we continue to have in our business, we are reaffirming our FY16 guidance including recurring revenue growth of 10% to 12%, adjusted diluted EPS growth of 8% to 12%, and closed sales of between $120 million and $160 million.

We closed $49 million of sales in the second quarter, a strong result. I am particularly pleased to report that we closed Barclays for Europe and Asia under our strategic alliance with Accenture. Barclays is our third client on the Accenture Post-Trade Processing platform, also known as a APTP. I will talk more about this in our key updates in a few minutes.

Importantly, our sales pipeline remains robust, and we continue to see good activity through January. This, coupled with our solid first half performance, positions us to achieve our full-year sales plan. These results underscore just how much Broadridge's revenue model has evolved and how we are no longer primarily relying on market-based activities for growth. I am pleased how our buy, partner, and build strategy has enabled Broadridge to enhance our growth potential and become even more important to our clients.

Just as important is our revenue retention, which we maintain at a solid 98% level. Maintaining this kind of revenue retention establishes a strong foundation for us to achieve our long-term growth goals. We believe we have multiple paths to achieve our long-term objectives, and I am pleased with how we are executing on those opportunities to achieve our growth strategy. I remain confident we are on course to achieve the three-year targets we set at our Investor Day in December 2014. I'm also confident that we are on course to deliver a sustainable, long-term, top quartile total shareholder return over any multiyear period going forward.

Let's move on to slide 5, which covers the financial highlights for our fiscal second quarter. Recurring revenue growth was 8% and 9% in the second quarter and year to date, respectively, primarily driven by net new business and a healthy contribution from the acquisitions we made during FY15. Adjusted diluted EPS growth was 19% in the second quarter and was 15% for the first half of the year. The solid first half of the fiscal year, coupled with our confidence in the business, positions us to reaffirm our full-year guidance.

Turning now to slide 6. Let's look at some of the business highlights. I will start with our strong sales performance. Closed sales were $49 million for the second quarter and are $66 million year-to-date. The highlight is that we closed Barclays in the second quarter, which is now the third client we've signed to the APTP platform. As you know, APTP combines Broadridge's leading post-trade processing technology with Accenture's renowned brand and global business process outsourcing capabilities. With the signing of Barclays, APTP is evolving as the common back-office standard across Europe and Asia.

During the quarter, Societe Generale went live in London using our technology through APTP. This achievement is a meaningful proof point to virtually every major bank that APTP is now fully live and the only operating common European back-office versus what appears to be only theoretical competitive proposals. The signing of Barclays, combined with Soc Gen going live, is generating significant dialogues with other major banks. APTP has enabled Broadridge to build out our global technology platform to the benefit of all Broadridge clients going forward.

The target market remains large financial institutions that are looking for ways to dramatically lower their operating costs and increase scalability, thereby allowing them to focus their financial and human capital resources on revenue-generating activities. Seven-plus years after the financial crisis, our industry remains committed to rethink the way business will be done in the future. Going forward, our go-to-market strategy with Broadridge's brand as a leading financial technology solution provider, along with Accenture's global brand and resources, will create even better sales momentum and meaningfully adds to our already robust pipeline.

Whether it's utilities anywhere in the world, blockchain opportunities, or transformative communication strategies using digital technology, Broadridge is at the table driving many of these dialogues. Tim Gokey, our Chief Operating Officer, will talk more about our progress on our overall post-trade utility road map, including the APTP solution, at our quarterly investor lunch on February 9th in New York City. Tim has led Broadridge's APTP efforts, along with Charlie Marchesani, our President of GTO; and Tom Carey, our London-based President of GTO International.

The upcoming trade settlement migration from trade day plus three to trade day plus two is another example of the benefits of being on the Broadridge platform. The T+2 migration initiative is applicable to equities, corporate bonds, municipal bonds, and unit investment trusts. Large banks and brokers who are not Broadridge clients are indicating they individually will need to spend as much as $15 million on T+2 migration costs. Our clients will pay only a low single-digit percentage of those potential migration costs due to mutualizing costs through Broadridge. T+2 compliance costs and migration costs were factors in a few of our recent sales wins.

Overall, our sales pipeline remains very healthy. Although last month, even in this volatile market, the momentum with prospects directed towards understanding how Broadridge enables its clients to successfully mutualize operating and regulatory costs, continues to grow. I continue to feel good about our sales prospects and achieving our sales targets for the full fiscal year and beyond.

Next, I'd like to provide a little color around our recent tuck-in acquisition activities. The successful execution of tuck-in acquisitions and internal product development remains a core component of our growth strategy. The most recent transaction, QED, is another example of our strategy to target assets that are complementary to Broadridge where we understand the execution risk and can deliver our IRR goals. We completed the small tuck-in acquisition of QED Financial Systems in November.

QED provides software-based investment accounting solutions, data management and outsourced investment accounting services to institutional investors and asset managers. QED strongly complements the front- and back-

office solutions that Broadridge currently provides for the global asset management community, including portfolio management, data and analytics, revenue and expense management, trade processing, and shareholder communications solutions. QED has a strong product, but lacks strong distributions like many of the companies we have acquired. QED is highly complementary to the Broadridge investment management solutions offerings, and strengthens our product set for the buy side. Let me extend a very warm welcome to the QED team, whose talent and expertise will make Broadridge an even more valuable business partner to the buy side.

At our Investor Day in December 2014, we said a core component of our long-term growth strategy is to continue to invest in our product development, solutions, and technology capabilities, which now includes blockchain technology. To that end, we recently made a minority investment in Digital Asset Holdings. Digital Asset is a leading developer of distributed ledger technology solutions targeting the entire financial services ecosystem through the creation of tailored business logic applications using privately permissioned networks that employ a cryptographically secure and shared infrastructure. Okay, I dare someone to try to say that three times fast.

In addition to the investment, Broadridge will be partnering with Digital Asset and other strategic investors to develop and drive adoption of business use cases that will improve efficiency, compliance, security, and settlement capabilities of the marketplace for the entire financial services ecosystem. Finally, we believe that Broadridge's industry-leading infrastructure and managed services offering will add tremendous value to our strategic investment with Digital Asset and enabling the adoption of innovative solutions and services for our clients.

Our investment in Digital Asset is alongside some of the top global firms, including many clients and those who should be clients. The investors include JPMorgan, Goldman Sachs, Citigroup, BNP Paribas, ABN AMRO, ICAP, PNC Financial, Banco Santander, DTCC. Also investing are our strategic partners, including Accenture and IBM, and other critical global ecosystem players like the ASX and the CME. This minority investment in a leading blockchain technology chain company is a small part of Broadridge's research and development activities to remain at the forefront of the evolving technology landscape in our dynamic industry.

Our acquisition strategy has not changed. Only when it meets our strategic and financial criteria do we acquire new products and solutions through our tuck-in acquisition strategy. The successful extension and execution of tuck-in acquisitions, coupled with internal product development, remains a core component of our growth strategy. The acquisition portfolio, in aggregate, is generating healthy returns to date and is contributing meaningful recurring fee revenue and earnings to Broadridge. These acquisitions are how we are investing your cash to enhance growth at Broadridge. I remain very pleased with the value we have created with our acquisition strategy for our shareholders.

As part of our goal to achieve top quartile total shareholder returns over any multiyear period, we have stated that our priorities include a sound capital stewardship strategy. In addition to funding our tuck-in strategy, to address compelling market opportunities, we are committed to paying a meaningful dividend and returning capital to stockholders through share repurchases, as we outlined at Investor Day. In support of our capital stewardship priorities, we will target modestly higher debt levels while maintaining our investment-grade credit rating.

Finally, before I turn the call over to Jim, I'd like to give you a brief update on the SEC's proposed rules to require mutual funds to increase disclosure and to possibly provide funds the option of mailing a notice of a fund report availability on a website instead of mailing a complete report to those investors who have not enrolled in e-delivery. If this rule is adopted as proposed, we estimate that the economics to Broadridge would likely be neutral to slightly positive. Subsequent to our last call, the SEC reopened the proposal for additional comments, and we submitted a second comment letter on January 13, 2016. We have continued to discuss the proposal with the SEC and other interested parties. The proposed rule change in the default for fund report delivery is unpopular with lawmakers and consumer groups. However, should the SEC decide to finalize and adopt the proposal, we would anticipate that it could take several years to phase in the effective date, impacting mutual fund mailings.

As anyone who has followed Broadridge knows, we are very experienced at successfully implementing regulatory changes. As always, we will implement effectively and efficiently whatever new policy the SEC ultimately determines to be best for US investors and our capital markets. We remain confident that the SEC will ultimately reach a conclusion that best informs and protects investors in the marketplace while making the process more efficient and cost-effective through the use of technology.

With that, I'll now turn the call over to Jim.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Thank you, Rich. Good morning, everyone.

Before reviewing slide 7 and the details of our results, let me begin with some callouts. First, our second-quarter and year-to-date performance. In the second quarter, total revenues grew 11% and recurring fee revenues grew 8%, bringing us to 9% growth for both measures year to date. Earnings per share grew 19% in the second quarter and 15% on a year-to-date basis. Recognizing the first half as representing only about 20% to 30% of our full-year earnings in recent years, we are positioned to achieve our plan for the year and have reaffirmed our guidance.

Second, event-driven revenue. Event-driven revenue, which has been about 6% of total revenue historically, grew 52% in the quarter and is now up 31% year to date. We have seen notable increases in the areas of mutual fund proxy, corporate action communications largely involving reorganizations, and equity specials for non-routine stockholder meetings such as those related to business accommodations. In the beginning of the fiscal year, we indicated that we had planned for event-driven revenue to drop about 4% to 5% from the FY15 levels. At this point, we anticipate that event-driven revenue will grow over the prior year. This is captured in our reaffirmed guidance. It is important to remember that event-driven revenue is inherently more difficult to forecast with precision.

Third, foreign exchange. Canadian dollar and British pound exchange rates continue to be weaker than they were a year ago, and are weaker than the forward rates we used to plan the year. For the second quarter, FX was about a 2-point drag on revenue growth and about a 5-point drag on earnings growth. Year-to-date, FX was also about a 2-point drag on revenue growth and about a 5-point drag on earnings growth. In the beginning of the year, we were expecting 1 point of drag from FX on both revenue and earnings for the full year. So, while tougher FX comps were always expected in the first half, we are now anticipating the FX impact on full-year growth rates to be closer to 1 to 2 points on revenue growth and almost 3 points on earnings growth. All of this is factored into our reaffirmed guidance.

Fourth, the QED acquisition. As Rich mentioned, this small acquisition closed in the second quarter. We paid approximately $15 million for this business, which is a $5 million to $10 million a year revenue business and is expected to be slightly dilutive on an adjusted basis this year.

Fifth, sales. We reported $49 million in closed sales for the quarter, which is even with the second quarter of FY15 and consisted of $57 million in gross sales offset by $8 million in adjustments, primarily due to some recontracting related to Accenture post-trade processing for APTP to reflect our most current go-to-market approach. The $49 million of sales in the quarter puts us at $66 million two quarters into the year, and positions us well to deliver on our full-year sales guidance of $120 million to $160 million. These results include the Barclays APTP deal that Rich discussed. This deal had very modest revenue and expense impacts in this fiscal year and will start to ramp up over the next couple of years. We believe this sale positions Broadridge to win additional work over time in Europe and Asia for post-trade processing.

Sixth and final callout, capital. We did not repurchase any shares this quarter other than those from the use of proceeds from options exercised. And with $755 million in unadjusted debt as of December 31, we ended the quarter at an adjusted debt to EBITDA ratio of 1.8 times, even with the 1.8 times we reported last quarter. Again, our plans are to target a long-term 2-to-1 adjusted debt to EBITDA ratio. We anticipate executing a public offering of debt securities at some point over the next few quarters for the purposes of refinancing our outstanding variable-rate debt and supporting our growth and capital allocation plan. As we have said before, our investment-grade credit rating is important to us and will be considered in any of our plans. We will keep you updated on our debt and financing plans as we move forward.

I will now review our second-quarter performance in more detail, moving to slide 7. Using what should now be a familiar format, this table shows the components of our 11% total revenue growth and 8% recurring fee revenue growth in the second quarter. Beginning with recurring revenue, revenue from closed sales continues to be the single largest contributor of growth, with 6 of the 8 points. We continue to onboard new business in both ICS and GTO. Equally important, our client revenue retention rate was again 98% in the quarter, or 2 points of client losses as shown here. Internal growth was a 1-point drag this quarter after adding 2 points to growth in the first quarter. The two largest market factors that contributed to this drag were fulfillment communication volumes in ICS and trading volumes in GTO. Rounding out recurring revenue growth is acquisitions, but as yet annualized. Consistent with our expectation, our four FY15 acquisitions contributed 5 points of growth in the quarter. As you may recall, these acquisitions all closed in the second half of the year, including two in the fourth quarter.

Now looking at total revenue growth. Recurring fee revenues accounted for 5 points of the 11% total revenue growth. As I discussed earlier, event-driven revenue contributed 3 points of revenue growth, which also pushed up the distribution revenue growth, which is a no- to low-margin contributor. Finally, you can see the FX drag of 2 points on revenue growth that I discussed earlier. These are the components of our 11% revenue growth.

On a year-to-date basis, recurring fee revenues grew 9%, and total revenues also grew 9%. The storylines largely hold with closed sales being the single biggest driver and the notable contribution from event-driven revenue. Finally, adjusted operating income grew 19%, and the margin was 12.5%, up 90 basis points from a year ago. This margin performance is in line with our expectations and consistent with a relatively small earnings quarter. We still expect the adjusted operating income margin to be around 18.4% for the full year.

Moving to slide 8 and our segment results. Investor Communications Solutions, or ICS, grew total revenues 17% and recurring fees 12% in the second quarter. With three of the four FY15 acquisitions in the ICS segment, acquisitions represented 8 of the 12 points of recurring fee growth. The balance was largely net new business, with recent sales converting to revenue. Internal growth was a drag for ICS by 1 point, with fund fulfillment communication volumes being the biggest driver. These volumes, like last quarter, contracted year over year. Positions were again accretive to growth.

Both stock record positions for annual equity proxy communications and positions for mutual fund interims grew 4% in the quarter. This recurring fee growth accounted for 6 points of the 17% total revenue growth for the segment. Event-driven revenue was 5 points of revenue growth driven by mutual fund proxies and reorganization communications activity. Boosted in part by the strong event-driven activity, no- to low-margin distribution revenues were 6 points in the total revenue growth of 17 points. ICS earnings before income taxes grew 33%, as its margin expanded to 9.8% from 8.6% a year ago on strong revenue growth. Year-to-date ICS earnings are up 10% with modest margin contraction of 20 basis points attributable to the FY15 acquisition.

GTO: GTO revenues grew 3% as the business continued onboarding new revenue from sales. Contributions from net new business were 3 points of growth. These contributions were offset by 1 point of drag from the negative internal growth which reflected the impacts of contract renewals and lower equity in fixed-income trading volumes.

Equity trades were down 5% year over year and fixed income trades were down 2%. The acquisition of TwoFour Systems last January contributed 1 point of revenue growth as well. GTO's earnings before income taxes were down 9% the second quarter due to an unfavorable mix of revenue and the impacts of the amortization of intangibles related to the TwoFour acquisition. Margins contracted 16.3% from 18.5% a year ago for similar reasons. Year to date, GTO's earnings were up 3% on a 6% increase in revenues.

Moving to slide 9 in our guidance. We are reaffirming our FY16 guidance across all metrics. With two quarters complete, we are on track to deliver our full-year guidance, recognizing the seasonally larger second half is ahead of us. As I mentioned earlier, FX appears to be a much stronger headwind against our full-year's earnings growth than we anticipated -- closer to 3 percentage points compared to the 1 point we assumed in our guidance at the beginning of the year. However, event-driven revenue appears it will grow above the levels we saw last year. With all this considered, we reaffirm our guidance of 10% to 12% recurring fee growth, 8% to 10% total revenue growth, and 8% to 12% adjusted earnings per share growth. We also remain committed to our three-year objectives including recurring fee growth of 7% to 10% and earnings growth of 9% to 11%.

Now back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks, Jim.

Please turn to page 10 for my summary wrap-up. I am pleased with our fiscal second-quarter results. At the halfway point in the fiscal year, we are essentially in line with where we expected to be. As Jim pointed out, due to the seasonal nature of our business, our first two quarters' earnings historically contribute disproportionately less to our full-year results than the second half of the fiscal year. At Broadridge, our leaders will always be looking beyond the next quarter and the next year, which is the key reason why we remain aligned with our three-year goals.

Let me take a moment to provide some perspective on the financial markets and what it means for Broadridge. Last month was a volatile time for investors. From where I sit, I don't see anything that resembles the financial crisis of 2008. Regardless, we are well-positioned with multiple paths to achieve our goals. At our essence, we remain an asset servicing business, not a trading business. This means short-term market fluctuations and volatility don't have the same impact on us. When you are a managed services leader for the books and records, you don't meaningfully participate in the upside in strong markets, but you remain critical and necessary in all markets.

Furthermore, we have evolved our business to its strongest point yet. We have more recurring revenue and more long-term contracts than ever. With our new products, we are more relevant to our clients than ever. And I can tell you, from frequent recent conversations with senior executives across our client base and products, that we are critical to their ongoing plans and the industry's need for transformational solutions. The model remains compelling. We generate a high level of free cash flow relative to net earnings, and we have a compelling market opportunity that affords us long-term growth potential. We have proven that we can grow over the longer term through the various market cycles.

Recurring revenue momentum has continued, driven by net new business and healthy contributions from the acquisitions we made during FY15. Our sales pipeline continues to grow, and our closed sales performance in the second quarter was strong. Going forward we are well-positioned for continued success, and I am confident in our ability to execute on our growth strategy. We clearly are not solely relying on revenue from market-based activities to fuel our growth. In pursuing the opportunities ahead of us, we have identified three major macro trends -- mutualization, digitization, and data and analytics -- that we believe are both disruptive and transformative to the industry. Each of these brings unique challenges for our clients -- challenges that Broadridge, with its decades of experience and unique vantage point at the center of the financial services industry, is well-positioned to address.

For many financial institutions, mutualization has been the primary focus of their transformation efforts, and Broadridge has been at the forefront of this advent for over 50 years, providing business solutions that enable the financial services industry to address the increasing regulatory pressures that are driving our course and shrinking returns on equity. Barclays and Scottrade, with their very different business models, are two key examples of the depth of our market opportunity. Digitization and data and analytics each significantly enhance our existing growth opportunities in the marketplace. To leverage these opportunities, we have used our strong client relationships to enable our clients to use our growing digital capabilities for providing a better customer experience and more cost-effective communications. We are also using our client data to enable our clients to better target customers and understand their performance versus their peers. We're focused on continuing to add growth in our business across these three trends.

We also continuously invest in our products and capabilities, either by developing solutions in-house, through strategic partnerships, or through acquisition, and we have been doing just that. All of these activities, we believe create multiple paths to achieving our long-term objectives, giving us a high level of confidence in our future. That confidence, coupled with the first-half performance, enables us to reaffirm our full-year 2016 guidance. We also remain confident in our ability to generate sustainable top quartile stockholder returns over any multiyear period going forward.

Finally, I'd like to take this opportunity to personally acknowledge our highly engaged and talented associates. Our associates, again, enable us to have record levels of client satisfaction. Our commitment to the service profit chain continues to prove that the most successful way to create long-term value is to have the most actively engaged and talented associates who consistently meet and exceed client expectations. We are pleased to share with you that our recent employee engagement survey shows that our associates have made even further improvement from the prior year.

Additionally, Broadridge has again been selected as one of the 20 best large companies to work for in New York State by the Best Companies Group. Our selection for 2016 marks our ninth consecutive year of being recognized for creating workplace excellence. I couldn't be more pleased with our associates' commitment and results, and I am very proud to be one of the 7,400-plus worldwide associates of Broadridge.

With that, I'll turn the call back over to the operator, and we look forward to taking your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of David Togut of Evercore ISI.

David Togut - Evercore ISI - Analyst

Thank you, good morning Rich and Jim. Rich, can you just flesh out how you see the new business pipeline in a little bit more detail? Really the underlying question behind this is the first quarter clearly was down pretty significantly from a bookings standpoint. Second quarter very solid, but if we just annualize the first half, it looks like you are tracking to the lower end of your new closed sales guidance for the year, so if you could just maybe elaborate a little bit on your thinking in terms of the target for the year and maybe a little bit more on the pipeline?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Sure. We are very pleased with the second quarter. I was pleased in the first quarter, because the momentum that we had that led to, for example, Barclays was clearly there. When you reach a certain stage in contracting and it's down to lawyers arguing thee versus thou, it is generally a pretty good place.

Broadridge has expanded its product set, so you look at something like the simple thing we did this quarter, QED. We think that in some of our buy site opportunities, again this is not something that I think you are going to write a separate report about, but it's just another example of how we really are more relevant in all of these client dialogues.

If you look at where we are tracking, I'm delighted that we're in the first half of the year tracking to be in the range just by using math times 2. If you go back and recall, most of Broadridge's prior history, certainly going back to the first years, it was very rare that if you took the first half performance and multiply it by two that you actually got into the range we were looking to get into. Most of the time that didn't happen.

Last year, we had a very strong start. This year, I think for the halfway point I am pleased where we are, and what it comes down to, Dave, is the momentum, and as we look at the pipeline, we believe it is as strong as it has ever been. As we continue that product, we feel good about that.

Now, we will never be able to be tracked like retail or something where the comparison of one period to the next period, or one month to another month, is going to have the same level of meaning. Because of some of the larger deals, it's always going to be a little lumpy. All in all, though, I feel very, very good about where we are across building, buying, partnering, as well as continuing to enhance relationships to our existing clients to get more wallet share from them in the things we're already doing.

David Togut - Evercore ISI - Analyst

Thank you. That's very helpful context. Can you talk a little bit about blockchain? Perhaps expand on some of your earlier comments. Is blockchain more of an opportunity or a threat for you, and the second part of that is does blockchain make in-house global trade processing more viable, let's say for someone who might be a target customer for you?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay. First of all, we think blockchain is really cool and very exciting. When I'm telling people internally, there are things we weren't able to do in the past, because we didn't have scale, let's use derivatives as an example. Going out and buying something had a multiple of infinity, which although I may have liked the asset, because I thought at Broadridge, we could actually make it reliable and stable. I wasn't going to pay a silly price to get to it, and I think blockchain will give us another shot at some of those things as we going forward.

Dave, the most important thing to remember about Broadridge is we are a managed service company. We don't sell our technology to somebody else just to use on a pure technology plank. You don't go and buy it and it's shrunk wrap and you plug it in.

Broadridge plays an active role in virtually everything we do for our clients. If blockchain dramatically improves, let's go to the trading side, dramatically improves and makes trade more efficient, you still need books and records and all the complexity around books and records that we've built into what we do. We think we want to be an enabler, so that is where the DAH investment comes into play. Most of the people who are the key firms investing are already clients, already use our books and records to an extensive degree.

I specifically said, in our script, there are some firms in there that should be our clients, and I know it, and I think many of them know it. And so, by sitting with them, shoulder-to-shoulder, looking at how we can transform some of these activities to be more efficient, to make settlements more efficient, and take a lot of the time and risk out of those settlements, and for our clients for Broadridge to be able to integrate it into the books and records, that it's ultimately going to need to get into, I think positions us very well in this evolution.

If we weren't a managed service, if we weren't books and records, if we were a single play, a single play being a specific activity or a specific market activity, I don't know if I would feel the same way.

With all of my excitement, moving from the things we're doing today to what we are talking about moving to, I know how complex this is. This is not trading in your iPhone 5s for a 6s. It is not even remotely close to doing that. For Broadridge, it makes us more relevant in more conversations, and you shouldn't be surprised if we do something else in the blockchain space beyond DAH.

David Togut - Evercore ISI - Analyst

Understood. Quick final question.

The other costs were down 46% year-over-year. Jim, can you flesh that out a little bit? Was that mostly belt-tightening, or what were the big drivers?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Hey there, it's Jim. No real callouts. A little bit of expense management in the first half, a couple of unusual items in the first half, a relatively small expense base.

David Togut - Evercore ISI - Analyst

Great, thank you, very much.

Operator

Your next question comes from Chris Donat of Sandler O'Neill.

Chris Donat - Sandler O'Neill & Partners - Analyst

Rich, thanks for taking my questions. Just wanted to maybe take one step back on some of the initiatives you have and just see if I can understand them and how they all fit together.

If I think about APTP, you launched it really three years ago, or that is when the process started, then last year, you put out the white paper on post-trade utility, and now we've got your investment in Digital Asset, and like you just said, there are other things may be coming in blockchain. Should we think about all this as one big piece, or are they really discrete, separate initiatives that may or may not overlap. I'm just trying to figure out how they all fit together here.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Sure, in terms of remaining relevant, in terms of enabling our clients to get to a more efficient place, I'd call it part of an overall strategy. Certainly the white paper and APTP are very, very closely linked in things that clients can do today in a very meaningful way.

When you look at blockchain, and you pick things like syndicated loans and foreign FX, let's use those two examples. In the market today, we're not in either of those spaces, and they are just horribly inefficient in the clearance of settlement activities. If that can be, and it can be, incorporated and built out into a blockchain, I personally see that as the very likely successful execution activities that will happen first. As that happens, I see some of the bigger plays happening.

Let's go back to what you said about APTP, which was announced three years ago, and we are now live in London. We already had a strong technology platform. Accenture certainly knows how to go in there and work with clients.

Three years later with the pieces, in essence, already in place and needing fine tuning, we are now live with two very capable operators who execute for a living doing the execution.

What I'm trying to point out is transformation, even when all the pieces are in place, is not for the faint of heart and is a pretty tough road to go down. The transformation I have been looking at with blockchain is wildly exciting because of what the technology enables. Building this out to cover all the intricacies that our markets have and the complexity that our markets have is going to be an even tougher road, but the opportunity here is so strong.

For Broadridge, to be with our key clients, or people who should be our key clients, in these dialogues, where for our clients, it will be clear that if we can get this technology achieved, to integrate it into the books and records that we are running for our clients now, we can make that part work for them, I think makes what we do today more relative for our clients, what we should be doing for the people who aren't our clients more relevant and makes us more relevant in these new dialogues going forward.

But what I wanted to point out is APTP was not for the faint of heart, and I am really psyched that we are live in London and that Barclays has signed. Many years from now, I expect to be saying the same thing about some blockchain initiatives, but again, nobody should be thinking this is, you know, go to the Apple Store, buy it, download the app and you are off and operating this afternoon. That is not what it will be.

Chris Donat - Sandler O'Neill & Partners - Analyst

Okay. That's very helpful, I appreciate the perspective.

Also on things that are not for the faint of heart, within the last couple of months, NASDAQ has announced it is going to use blockchain technology for proxy voting in the country of Estonia. Since it's proxy voting, it seems like it can be sort of in your neighborhood, granted that Estonia is not. I'm just wondering if you see, as you look differently down the road here, are there opportunities, also, for the blockchain technology, or distributed ledger, to be used for proxy voting, or is that something, working through the SEC and the NYSE's proxy fee advisory committee, could take years or decades?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

First of all, anything in proxy is in our neighborhood. We do proxies in about 100 markets. Estonia is somewhat of a fairly unique market, in that not only is it the exchange, but from my understanding, it's also the books and records.

It is through books and records, that is where all the shareholders are for the people who trade in the Estonia market. If you add that, you also happen to be asset servicing, which includes proxy.

Bear in mind, we service investors in any of the hundred markets that they need to do proxy in. For those investors, we are still going to need to link them into Estonia, because they are not looking to do proxy in a hundred different places, in particularly institutional investors where we are in the hundred markets, but they are looking to do it through proxy action.

The key here, again, is that Broadridge is essentially a managed service. In proxy, it is completely a managed service. Irrespective of the technology that's being used in a specific market, our proxies are executed in a specific market. For example, in some markets, we have to use an agent to actually get the votes into the building by the nature of the legal ramifications in that esoteric market.

As a managed service, we fully expect to be working with every market. I've actually met with Bob Greifeld to talk about what they are doing. We find it very exciting. I don't want to confuse what we think is a pragmatic view that these things are going to take time to execute and become realities with our enthusiasm for what blockchain could do. And we think for trusted operators like Broadridge who have significant positions with clients, whether it be institutional investors in proxy or global banks in books and records and trading support, we think we will enable them to take advantage of new technologies as we embrace those new technologies which we fully intend and expect to do.

I think we'll be talking about this in future pipeline opportunities, but I'm not, in planning next year's operating plan, to be moving from what we do from the current environment to a blockchain environment. Again, let's go back to we just talked about with APTP, we had the pieces in place, and three years later, we are really ecstatic that we are executing in London and live.

Chris Donat - Sandler O'Neill & Partners - Analyst

Got it, thanks very much, Rich.

Operator

Your next question comes from Darrin Peller of Barclays.

Darrin Peller - Barclays - Analyst

Guys, thanks a lot. Nice job on the quarter. I want to start off with an understanding, a little bit of a follow-up with new sales.

Again, it seems like you're trending, you had a pretty good first half. I know it's still trending toward the low end of the range, but when we think about the second half, and your set up, is there a fair amount of that? Are you expecting another large deal in that, like a Barclays for the APTP kind of business? I guess we're just trying to figure out how much reliance to make those numbers is on a large type of a contract, something like a Barclays.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay. Let me break it out in two pieces, Darrin.

Let's first start with APTP, we just went live. Simultaneously with that, and I'm not saying they are directly related, but simultaneously, Barclays signed. So, you have got the only operating common back office. And in my script, I specifically put, versus theoretical proposals, because the only other proposals I'm aware of out there is somebody proposing to take someone's existing back office platform, buy it from them, convert it to a multi-entity platform and then operate it.

I'm not saying that it is impossible to take a large bank single entity platform and convert it to a multi-entity platform, but in the history of the world, it has never happened. Going all the way back to when Ross Perot bought F.I. DuPont and tried to convert that platform when the world was relatively pretty simple versus what happened today, and if you go back and read the EDS Perot history, that was a crash and burn.

There is a tangible platform out there. The need to mutualize cost is there. But we just went live, so we know this is going to create a buzz. We know that there is going to be activity. To think if somebody called us today and said, I'm really interested and that we would have them signed and sealed in this fiscal year would be the fastest it would ever happen from initiating dialogues and happening. Now, that's not to say there aren't dialogues going on. I'm just giving you a view that it is not instant gratification.

We have over 200 offerings out here right now. There is a lot of ways we can achieve a sales activity. We have a good backlog of things that we need to convert and turn into revenue.

I, absolutely, am pleased that the sales are where they are right now. I am pleased that the simple math of going times two puts us in our range, and again, I'm going to repeat what I said earlier today, most of the years, at the halfway mark, you couldn't multiply by two and get into our range.

We've historically had stronger sales in the second half of our fiscal year. Chris Perry, Tim Gokey and our leadership has done a better job in how we've created more activity throughout the year versus really pushing very hard at the end of the year and then traditionally having slower starts. But I feel good about the pipeline and the number of offerings we have, and even in the market over the last month, there may have been volatility in the market, but there hasn't been volatility in what we believe is the momentum and dialogue for having the clients and the size of the pipeline.

Darrin Peller - Barclays - Analyst

Okay, that's helpful. Just a quick follow-up on the margin side.

Jim, you came in better than we expected by a pretty good amount for the quarter. I understand the event- driven revenue was also higher. I'm sure that contributed, but I guess to reiterate your guidance, it sounds like for margins not being a year of expansion given the investments, despite what we've seen so far in the first half of this year, again possibly related to revenue that came in better than your own estimates on the event side, can you explain why, are you reinvesting more than you initially expected?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Darrin, no changes in investment plans at the moment. Right now, at the halfway point, we think we are on track with those margins.

As we talked about in the beginning of the year, clearly a drag on that are going to be acquisitions, and those are performing as we'd expect. Event-driven being a bit more favorable, and as you said, generally speaking more margin accretive.

We also have FX, which when you roll it into the impact on margins, it is dilutive on margins. You're always looking at mix of revenue, and if you've got, this quarter equity trades were down a little bit, so that revenue comes in, you know that's more dilutive to margin than obviously just bringing on high-margin equity trades, or relative to net new business. A lot of factors. At this point, it feels like we are still pretty squarely staring at what we guided to at the beginning of the year.

Darrin Peller - Barclays - Analyst

Okay, thanks, just a last question for me.

I know it is still early, but any further evidence of success from the recent 2015 acquisitions you made? You're investing in them still this year, obviously, but we're always asked a lot of questions if the trade-off is going come of flat margins this year in favor of those deals. Are we seeing the fruit of those deals just yet or any evidence of it starting? I'll just leave it at that. Thanks, guys.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Darrin, I had a bit of trouble hearing you, so I'm going to let Jim who I think may have heard you better.

Jim Young - Broadridge Financial Solutions, Inc. - CFO

I think I heard correctly, the 2015 acquisitions in the early returns if I heard it correctly, which, I think all four, and Rich can jump in at the end, here. I think all four are performing right where we want to be. Obviously we track, pretty closely, our business case for each of those. They are all on track.

We've talked about some of the early headline successes of Direxxis with some name brand wealth management players and some early wins there. But right now, I would say, it is still early days, but each is tracking right to the business case.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Darrin, from my feel about the business, last week I was out at the Matrix acquisition which was the old Wilmington unit in Phoenix. I put in front of the board a demo of Direxxis. There is no instant gratification out here, but let's just use those two as an example.

You take the Broadridge brand and what we are doing already, then add on top of it better capabilities and larger plan activity in a world where retirement is going to be far more critical, and the focus on efficient cost effective, bluntly low fee capabilities, which we enable, is going to be more and more pressure on the markets and more and more pressure on providers to find those solutions, because it's going to be legally more difficult to provide high-speed plan solutions in the market. It feels great.

Then you look at what we're we are doing in the wealth area where we are using our data, and really cool technology that we put in here, that enable firms to do a far better job targeting the prospects they need to get in front of to make their FCs far more productive, far more efficient and have a far better reason to do business with that firm. Just those two examples, and that is two of the four that we did last year feels very good.

Again, there isn't instant gratification, there is a big of a drag as Jim pointed out, but when we talk about, and I said this in the script, and this is the proof point. When I talk about this management as thinking beyond next quarter and next year, that is absolutely the proof point, and that is why when we say, we feel good about our ability to deliver top quartile total stockholder returns over any multiyear period, that is the way we believe is the right way to run the business is, and that is what is behind statements like it. Not let just put out some fancy feel-good words.

Darrin Peller - Barclays - Analyst

Thanks, guys. Nice job.

Operator

Your next question comes from the line of Peter Heckmann of Avondale.

Peter Heckmann - Avondale Partners - Analyst

Good morning, can you hear me all right?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Yes.

Peter Heckmann - Avondale Partners - Analyst

Maybe a question for Jim. We saw an uptick in the distribution revenues this quarter, and if I remember correctly, the Wilmington acquisition was going to add something around the lines of about $25 million to $30 million of distribution revenue. Is that seasonal at all, or should we be thinking for the rest of year that the distribution revenues could be up 10% or 15%?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Two elements in there. You are right in that the Wilmington deal did come with half of it being distribution revenues, so you will see an uptick as that annualizes. But then remember, the other piece is we had a pretty healthy event quarter, which really is the biggest driver of the spike relative to previous quarters and distribution or cost of revenues.

Peter Heckmann - Avondale Partners - Analyst

That's fair. That's helpful. We saw a pretty decent year-over-year uptick in notice and access. Is part of that being driven by Investor Mailbox, and can we get an update on that initiative?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Sure. The Investor Mailbox has evolved into digital play. You have the SEC EBIP, which we call Investor Mailbox. You have (inaudible) encouraging people to adopt taking E or looking to get our channel plays inlet live this fiscal year. I would still call it a continuing evolution where we are building a stronger value prop, so E continues to evolve. If you go back to what we said to the SEC in our last comment letter, if you continue to push information in front of people, that is the highest way to get people to look at things, whether it be in paper or E.

If you change the default and require them to go look at something, you literally could go from 70% of the people looking at something when you put it in front of them. If you change the default, the data shows it can drop down to less than 1% of the people actually looking at something, so that is why we are saying it's not that popular with lawmakers and with consumer groups.

What we put also in that document, and this ties back to your question, Pete. If the SEC was to do nothing, in a couple of years, just by Broadridge's continued evolution of E, it would save more money than what the SEC was thinking they might be able to help fund companies save by going to notice of access, without losing the vast, vast majority of people looking at information right now, today.

The answer here is going to be technology going forward, and we feel really good about Broadridge and what we put in front of our customers versus what people who want to be us or even when we're competing or price negotiating on renewals, what people are putting in front of them. Because with E, we are going to enable the market to save money on proxy and those costs that the issuer paid. We are going to be enabling our clients to save money on statements conference prospectus.

We are going to do it in a way that enhances the customer experience, and we're going to be doing it with all of the data security and compliance, in alignment with client compliance and rules and regulations that the market takes great comfort in doing business with us.

I kind of hijacked your question to point out, across the board, what we're doing in E and it's enhancing Broadridge, but continues to be, I will call it, a steady evolution, not a revolution.

Peter Heckmann - Avondale Partners - Analyst

Got it, that is helpful detail. I appreciate it.

Operator

Your next question comes from the line of Stephanie Davis of JPMorgan.

Stephanie Davis - JPMorgan - Analyst

Hey guys. Congrats on the quarter. A quick question on the Barclays win. I wanted to, how we should think about comparative sizing, and if maybe you could see a faster ramp there given that the team has now experienced two of these transactions?

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Okay. Scaling is something we do for living. If you're doing $5 trillion to $6 trillion a day in settlements, you need to scale. You need to understand scale, and you need to be able to execute.

We believe that is one of the key reasons why APTP has been successful, in that you take two very strong players, you bring the best they have to offer, and again, it's not a secret that the industry has been talking about the need to mutualize costs. It is also pretty interesting that a lot of things that were being talked about over the last 18 months or 2 years or 3 years, most of them have evaporated. APTP is live.

Signing clients and converting clients is the heavy lifting. I'm not concerned about when we do that our ability to understand the technology and scale it.

Stephanie Davis - JPMorgan - Analyst

All right, thank you. A follow-up on that, just giving your strong first half and reiterated guidance implies a bit of a slowdown in second half EPS. How much of this is conservatism versus some of the puts and takes like FX you mentioned in the prepared remarks?

Jim Young - Broadridge Financial Solutions, Inc. - CFO

Stephanie, it's Jim. As you know our growth on EPS can be a little uneven. If you look at our biggest earnings quarter, the fourth quarter, we were up something like 21% last year.

As you look at the year-over-year growth, the comparables can be a little bit misleading. I think we are calling it as we see it right now. Clearly FX is a bigger drag than we anticipated, but we like our outlet. Obviously from the recurring revenue growth, we would expect a little bit of an uptick in the back half, so that is the core of our business, and we see continued strength there. And the comps will be what they'll be, but we are kind of tracking to where we want to be right now.

Stephanie Davis - JPMorgan - Analyst

Thanks for taking my questions.

Operator

There are no further questions.

Rich Daly - Broadridge Financial Solutions, Inc. - President and CEO

Thanks for your interest and participation.

We are going to choose to have a good day, here. We look forward to seeing many of you on the ninth in New York City, and again, I want to repeat that we are going to have Tim Gokey walk everyone through a little more detail on APTP, Barclays and where we are at this time. Thanks, so much. Talk soon.

Operator

This concludes today's call. You may now disconnect.